EXHIBIT 15.1

Deloitte & Touche LLP

555 17th Street

Suite 3600

Denver, CO 80202

January 17, 2006

UAP Holding Corp.

7251 W. 4th Street

Greeley, CO

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of UAP Holding Corp. for the three-month periods ended May 29, 2005 and May 20, 2004, and have issued our report dated July 5, 2005, and for the six-month periods ended August 28, 2005 and August 29, 2004, and have issued our report dated October 6, 2005, and for the nine-month periods ended November 27, 2005 and November 28, 2004, and have issued our report dated January 9, 2006. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 29, 2005, August 28, 2005 and November 27, 2005, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP